Muncy Columbia Financial Corporation 8-K

Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of December 10, 2024, between MUNCY COLUMBIA FINANCIAL CORPORTION, a Pennsylvania business corporation formerly named CCFNB Bancorp, Inc. (the “Corporation”), JOURNEY BANK, a Pennsylvania banking institution formerly named First Columbia Bank & Trust Co. (the “Bank”), and LANCE O. DIEHL, an adult individual (the “Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank and the Executive are parties to that certain Amended and Restated Employment Agreement dated as of February 13, 2024 (the “Agreement”).

WHEREAS, the Agreement provides in Section 2, in part, that Executive may fulfill his duties and responsibilities on a part time basis as provided therein, and further provides in Section 4(a), in part, for certain reductions in the Executive’s Annual Base Salary intended to conform to such part time employment.

WHEREAS, the Corporation, the Bank and the Employer desire to amend the Agreement in order to eliminate such part time provisions from Sections 2 and 4(a).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.     Capitalized Terms. Capitalized terms used in this Amendment that are not defined by this Amendment but are defined by the Agreement shall have the meanings given to such terms by the Agreement.

2.     Amendment of Agreement. The parties hereby agree to amend the Agreement as follows:

(a)	Section 2: Section 2 of the Agreement is hereby amended to eliminate therefrom clause (a) in the proviso relating to Employee fulfilling his duties and responsibilities on a part time basis, such amended Section 2 to read in its entirety as follows:

“2.       Duties of Executive. Executive shall perform and discharge well and faithfully such duties as an executive officer of the Corporation and the Bank as may be assigned to Executive from time to time by the Board of Directors of the Corporation and/or the Bank. Executive shall be employed as President and Chief Executive Officer of the Corporation and of the Bank and shall hold such other titles as may be given to him from time to time by the Board of Directors of the Corporation or the Bank. Executive will report directly to the Board of Directors of the Corporation and the Bank. During the Employment Period (as hereinafter defined), the Corporation shall cause the Executive to be elected to the Board of Directors of the Bank and to nominate the Executive for election as a director on the Board of Directors of the Corporation in connection with each election of directors of the Corporation where his term of office otherwise would expire. Executive shall devote his full time, attention, ability and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3(a) of this Agreement); provided, however, that nothing set forth in this Section 2 shall be construed as preventing Executive from (i) engaging in activities incident or necessary to personal investments so long as no such investments exceed 5% of the outstanding shares of any publicly held company, (ii) acting as a member of the Board of Directors of any non-profit association or corporation or as a member of the Board of Directors or Trustees of any other such organization, with the prior written approval of a majority of the independent members of the Board of Directors of the Bank, or (iii) being involved in any other activity with the prior written approval of a majority of the independent members of the Board of Directors of the Bank. The Executive shall not engage in any business or commercial activities (including investment in an existing or prospective customer), duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, or their respective subsidiaries nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank or their respective subsidiaries.”

(b)	Section 4(a). Section 4(a) of the Agreement is hereby amended to eliminate therefrom the last sentence of Section 4(a) providing for certain reductions in the Executive’s Annual Base Salary, such amended Section 4(a) to read in its entirety as follows:

“(a)       Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of Three Hundred Ninety Thousand Dollars ($390,000.00) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board of Directors in the resolutions authorizing such increases.”

3. Other Terms; Incorporation. Other than the amendments to Sections 2 and 4(a) of the Agreement set forth in Sections 2(a) and (b) of this Amendment, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All other terms and conditions of the Agreement are incorporated by reference and made a part of this Amendment as if fully set forth herein.

4.	Miscellaneous.

(a) This Amendment shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors, and assigns.

(b) This Amendment may not be amended, changed, modified, altered or terminated except by a written instrument executed by the Corporation, the Bank and the Executive.

(c) This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. A signed counterpart of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

(d) This Amendment is prepared and entered into with the intention that the laws of the Commonwealth of Pennsylvania shall govern its construction.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MUNCY COLUMBIA FINANCIAL CORPORATION

By:	/s/ Robert J. Glunk
Robert J. Glunk, Executive Chairman

JOURNEY BANK

By:	/s/ Robert J. Glunk
Robert J. Glunk, Executive Chairman

/s/ Lance O. Diehl
Lance O. Diehl